EXHIBIT 2.2

Execution Version
FIRST AMENDMENT TO
PURCHASE AND SALE AGREEMENT

This First Amendment to Purchase and Sale Agreement (this “Amendment”) is made effective as of December 10, 2015 by and among Alinda Gas Delaware LLC, a Delaware limited liability company (“Alinda Gas Delaware”), Alinda Infrastructure Fund I, L.P., a Delaware limited partnership (“Alinda Fund” and together with Alinda Gas Delaware, “Alinda Sellers” and each an “Alinda Seller”), and Aircraft Services Corporation, a Nevada corporation (“ASC” and together with Alinda Sellers, collectively “Sellers” and each a “Seller”), and Black Hills Utility Holdings, Inc., a South Dakota corporation (“Buyer”).
W I T N E S S E T H:
WHEREAS, Buyer and Sellers are parties to that certain Purchase and Sale Agreement, dated as of July 12, 2015 (as amended hereby, the “Purchase and Sale Agreement”);
WHEREAS, SourceGas Distribution LLC, a Delaware limited liability company (“SourceGas Distribution”), SourceGas Gas Supply Services, Inc., a Colorado corporation (“SourceGas Gas Supply” and, together with SourceGas Distribution, the “SourceGas Companies”), and Noble Energy, Inc., a Delaware corporation (“Noble”) are parties to the Gas Purchase Contracts (as defined in the Noble Termination Agreement (as hereinafter defined));
WHEREAS, the SourceGas Companies and Noble have entered into that certain Termination Agreement, executed of even date herewith and effective as of December 1, 2015 (the “Noble Termination Agreement”), that will require certain payments to Noble by or on behalf of the SourceGas Companies;
WHEREAS, subject to the conditions set forth herein, it is the intent of the Parties that Sellers be reimbursed for certain amounts paid or incurred under or in connection with the Noble Termination Agreement in accordance with the terms hereof; and
WHEREAS, the Parties desire to make certain other amendments to the Purchase and Sale Agreement;
NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties hereby agree as follows:

1.	Definitions. Unless otherwise defined herein, all capitalized terms in this Amendment shall have the meaning set forth in the Purchase and Sale Agreement.

2.	Additional Definitions.

2.1	Section 1.1 of the Purchase and Sale Agreement is hereby amended by adding the following new definitions immediately below the existing definition of “New Plan”:

“‘Noble Regulatory Approvals’ means the Regulatory Approvals as defined in the Noble Termination Agreement.
“‘Noble Termination Agreement’ means that certain Termination Agreement, effective as of December 1, 2015, by and among SourceGas Distribution LLC, a Delaware limited liability company, SourceGas Gas Supply Services, Inc., a Colorado corporation, and Noble Energy, Inc., a Delaware corporation, related to the termination of the Gas Purchase Contracts (as defined in the Noble Termination Agreement).”
“‘Noble Termination Conditions Precedent’ means receipt of Noble Regulatory Approvals (a) that are acceptable to the SourceGas Companies and Noble, as contemplated by Section 5 of the Noble Termination Agreement and (b) as to which Buyer has consented in accordance with Section 7.1(f).”
“‘Noble Termination Payment’ means the Payment (as defined in the Noble Termination Agreement).”

2.2	Section 1.1 of the Purchase and Sale Agreement is hereby amended by adding a new definition immediately below the existing definition of “Records”:
“‘Recoverable Expenses’ means all costs and expenses paid or incurred on or before the Closing by any of the Project Companies in connection with the negotiation and execution and delivery of the Noble Termination Agreement and the Noble Regulatory Approvals.

3.
Reimbursement for Amounts Paid or Incurred Prior to Closing. The effectiveness of the amendments set forth in Section 3 of this Amendment is subject to compliance with Section 7.1(f) of the Purchase and Sale Agreement and satisfaction of the Noble Termination Conditions Precedent.

3.1	Section 2.2 of the Purchase and Sale Agreement is hereby amended by adding a new Section 2.2(f) immediately below the existing Section 2.2(e):
“(f)    plus, the product of (i)(A) the Noble Termination Payment, but only to the extent (x) paid by the Project Companies to Noble on or prior to the Closing Date or (y) reflected as a Current Liability to Noble in the calculation of Net Working Capital, in each case, pursuant to Section 1 of the Noble Termination Agreement, plus (B) all Recoverable Expenses, less (C) all Current Assets included in the calculation of Net Working Capital and resulting from (x) the Noble Termination Payment and (y) such Recoverable Expenses, and (ii) the Alinda Sellers Share.”

3.2	Section 2.3 of the Purchase and Sale Agreement is hereby amended by adding a new Section 2.3(f) immediately below the existing Section 2.3(e):
“(f)    plus, the product of (i)(A) the Noble Termination Payment, but only to the extent (x) paid by the Project Companies to Noble on or prior to the Closing Date or (y) reflected as a Current Liability to Noble in the calculation of Net Working

Capital, in each case, pursuant to Section 1 of the Noble Termination Agreement, plus (B) all Recoverable Expenses, less (C) all Current Assets included in the calculation of Net Working Capital and resulting from (x) the Noble Termination Payment and (y) such Recoverable Expenses, and (ii) the ASC Share.”

3.3
The word “and” immediately preceding each of Section 2.2(e) and 2.3(e) of the Purchase and Sale Agreement is hereby deleted. The “.” at the end of each of Section 2.2(e) and 2.3(e) of the Purchase and Sale Agreement is hereby replaced with “; and”.

3.4
The phrase “identified in the immediately preceding clauses (a) through (e)” is hereby replaced with the phrase “identified in the immediately preceding clauses (a) through (f)” in each of Section 2.2 and Section 2.3 of the Purchase and Sale Agreement.

4.	Purchase Price Adjustments.

4.1	The first sentence of Section 2.7(b) of the Purchase and Sale Agreement is hereby deleted and replaced by the following:
“If Sellers object to Buyer’s Determination, then they shall provide Buyer with written notice thereof within 30 days after Sellers’ receipt of Buyer’s Determination and shall include reasonable detail regarding such specific objections together with supporting documentation.”

5.	Regulatory and Other Approvals.

5.1
Section 7.1 of the Purchase and Sale Agreement is hereby amended by adding a new Section 7.1(f) immediately below the existing Section 7.1(e) and re-lettering existing Sections 7.1(f) and (g) as Section 7.1(g) and (h), respectively:

“(f)
None of the SourceGas Companies shall (i) enter into or otherwise become bound by any amendment, modification or supplement to the Noble Termination Agreement, (ii) agree with Noble that the Noble Regulatory Approvals are acceptable or (iii) terminate the Noble Termination Agreement, in each case without the prior written consent of Buyer, which consent may not be withheld, conditioned or delayed unreasonably. In the event that Sellers desire to agree with Noble that the Noble Regulatory Approvals are acceptable, Sellers shall provide, or cause to be provided, Buyer with copies of the proposed Noble Regulatory Approvals. Buyer shall, not later than five Business Days following its receipt of such proposed Noble Regulatory Approvals, notify Sellers in writing of Buyer’s determination as to whether Buyer consents to Sellers’ acceptance of such Noble Regulatory Approvals. If Buyer fails to timely notify Sellers of Buyer’s determination as to such matters, Buyer shall, immediately following the expiration of such five Business Day period, be deemed to have irrevocably consented to such proposed Noble Regulatory Approvals and Sellers’ acceptance thereof.”

6.	Miscellaneous.
(a)    This Amendment is entered into among Sellers and Buyer pursuant to Section 12.6 of the Purchase and Sale Agreement. In all other respects, the Purchase and Sale Agreement, including the Exhibits and Schedules thereto, remains unchanged and in full force and effect in accordance with its terms.
(b)    Buyer acknowledges and agrees that each of the termination of the Gas Purchase Contracts and the related execution and delivery of the Noble Termination Agreement, the initiation and maintenance of one or more proceedings for the Noble Regulatory Approvals, and the performance by the applicable Project Companies under the Noble Termination Agreement, is permitted by the terms of the Purchase and Sale Agreement and, accordingly, Buyer hereby releases any claim against Sellers to the contrary that Buyer might otherwise wish to assert.
(c)    Except as expressly provided herein or in the Purchase and Sale Agreement, this Amendment shall not release, waive, or excuse, and each Party shall each remain responsible and liable for, its respective rights and obligations (or breach thereof) under the Purchase and Sale Agreement, as amended by this Amendment, arising prior to, on, or after the date hereof.
(d)    The Purchase and Sale Agreement and any and all other agreements, documents, or instruments, now or hereafter executed and delivered pursuant to the terms of the Purchase and Sale Agreement, as amended hereby, are hereby amended so that any reference to the Purchase and Sale Agreement and such other agreements, documents, or instruments shall mean a reference to the Purchase and Sale Agreement as amended hereby.
(e)    This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile or .pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.
(f)    Upon any determination that any term or other provision of this Amendment is invalid, illegal or incapable of being enforced under any applicable rule of Law or public policy, the Parties shall negotiate in good faith to modify this Amendment so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
(g)    This Amendment shall be governed by and construed in accordance with the Laws of the State of New York (without regard to the conflict of laws principles thereof other than Section 5-1401 of the New York General Obligations Law).

[signature pages follow]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officer of each Party effective as of the date first above written.
ALINDA GAS DELAWARE:

ALINDA GAS DELAWARE LLC

By: /s/ James Metcalfe
Name:    James Metcalfe
Title:    Authorized Signatory

Signature Page to First Amendment to Purchase and Sale Agreement

ALINDA FUND:

ALINDA INFRASTRUCTURE FUND I, L.P.

By: /s/ James Metcalfe
Name:    James Metcalfe
Title:    Authorized Signatory

Signature Page to First Amendment to Purchase and Sale Agreement

ASC:

AIRCRAFT SERVICES CORPORATION

By: /s/ John Pugh
Name:    John Pugh
Title:    Vice President

Signature Page to First Amendment to Purchase and Sale Agreement

BUYER:

BLACK HILLS UTILITY HOLDINGS, INC.

By: /s/ Linden R. Evans
Name:    Linden R. Evans
Title:    President and Chief Operating Officer - Utilities

Signature Page to First Amendment to Purchase and Sale Agreement